UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2009

Solar Energy Towers, Inc.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000- 53550
(Commission File Number)

26-3244086
 (IRS Employer Identification No.)

520 Pike Street, Suite 985
Seattle, Washington 98101
 (Address of principal executive offices)(Zip Code)

(206) 407-3218
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

New President and Chief Executive Officer

On October 5, 2009, Thomas E. Puzzo resigned as interim President and Chief Executive Officer of Solar Energy Towers, Inc. (the “Company”).  Mr. Puzzo will continue serving as a director of the Company and has been appointed Secretary.

Concurrent with Mr. Puzzo’s resignation, Robert O’Leary, the Company’s Chairman of the Board of Directors was appointed President and Chief Executive Officer.  Mr. O’Leary has approximately 45 years of business experience, of which more than 30 years were in senior management positions.  Mr. O’Leary was founder, Chairman of the Board, President and Chief Executive Officer, of Centennial Holdings Inc., and four operating companies that developed and operated geothermal power plants and a geothermal field in Heber, California.  The electric power produced from the geothermal power plants was provided to Southern California Edison under long-term power sales agreements. The initial geothermal power plant in the Heber field was the first commercial geothermal power plant constructed and operated in the United States.   Mr. O’Leary resigned as Secretary concurrent with his appointment as President and Chief Executive Officer.

Redemption of Shares of Common Stock

On October 5, 2009, the Company closed a transaction with Ryan Gibson whereby Mr. Gibson redeemed 1,000,000 shares of common stock for $10.00, pursuant to a Stock Redemption Agreement dated July 7, 2009, by and between the Company and Mr. Gibson.

Termination of Registration

The Company will terminate registration of its shares of common stock under the Securities Exchange Act of 1934, as amended, by way of filing a Form 15 with the Securities and Exchange Commission on October 7, 2009.  The Company is terminating registration as a condition of a registered broker-dealer advising the Company in connection with a potential private offering of the Company’s securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solar Energy Towers, Inc. (Registrant)

Date: October 6, 2009	By:	/s/ Thomas E. Puzzo
Name: Thomas E. Puzzo
Title: Secretary